Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Uber Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	Other(2)	105,397,800	(3)	$77.90	(2)	$8,210,488,620	0.00015310	$1,257,026
Equity	Common Stock, par value $0.00001 per share	Other(4)	21,079,560	(5)	$66.22	(4)	$1,395,888,464	0.00015310	$213,711
Total Offering Amounts							$9,606,377,084		$1,470,737
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$1,470,737

(1)       Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (“2019 Plan”) and the Registrant’s 2019 Employee Stock Purchase Plan (“2019 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock.

(2)       Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $77.90 per share, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on February 10, 2025 as reported by the New York Stock Exchange.

(3)       Represents shares of Common Stock that were added to the shares available for issuance under the 2019 Plan on January 1, 2025 pursuant to the automatic increase feature of such plan, which provides that the number of shares reserved for issuance under the 2019 Plan will automatically increase on January 1st each calendar year for ten years, starting on January 1, 2020 and ending on and including January 1, 2029, by the lesser of (a) five percent (5.0%) of the total number of the Registrant’s capital stock outstanding as of December 31st of the immediately preceding calendar year or (b) a number determined by the Registrant’s board of directors.

(4)       Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $66.22 per share, which is 85% of the average of the high and low selling prices per share of the Registrant’s Common Stock on February 10, 2025 as reported by the New York Stock Exchange.

(5) Represents shares of Common Stock that were added to the shares available for issuance under the 2019 ESPP on January 1, 2025 pursuant to the automatic increase feature of such plan, which provides that the number of shares reserved for issuance under the 2019 ESPP will automatically increase on January 1st each calendar year for ten years, starting on January 1, 2020 and ending on and including January 1, 2029, by the lesser of (a) one percent (1.0%) of the total number of the Registrant’s capital stock outstanding as of December 31st of the immediately preceding calendar year or (b) 25,000,000 shares, or (c) a number determined by the Registrant’s board of directors.